Northrim BanCorp, Inc.

Contact:	Joe Schierhorn, Chief Financial Officer

(907) 261-3308

Exhibit 99.1

NEWS RELEASE

Northrim BanCorp Reports First Quarter Profits of $2.7 Million, or $0.44 Per Share

ANCHORAGE, AK—April 25, 2007—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported first quarter profits were short of last year’s first quarter level with an improved net interest margin and solid contributions from affiliate companies. First quarter net income was $2.7 million, or $0.44 per diluted share, compared to $2.9 million, or $0.47 per diluted share, in the first quarter of 2006. All per share results reflect the 5% stock dividend distributed to shareholders September 1, 2006.

“Residential real estate developers experienced slower sales during the winter and general business activity was also seasonally slow during the first quarter. This seasonality impacts all of our financial results, including profitability ratios, deposit and loan portfolio growth and asset quality,” said Marc Langland, Chairman, President, and CEO.

“Overall, the economy in our market areas has been relatively stable with unemployment down to 6.1% from 6.9% a year ago,” Langland continued. “According to the Alaska Department of Labor, statewide employment growth produced about 4,500 new jobs over the past year. Anchorage, our primary market, absorbed much of the growth, with its employment rising by approximately 2,500 new positions last year. Strong energy prices have fueled growth in the oil and gas market, bringing new exploration and production activity from both smaller independents and Shell Oil, and contributing to the State of Alaska budget surplus. The replacement of the network of gathering lines that feed the Trans Alaska Pipeline is also a new source of employment in the state.”

FINANCIAL HIGHLIGHTS (at or for the three-month periods ended March 31, 2007, compared to March 31, 2006)

•	Net interest margin was 6.04% up 24 basis points from the first quarter a year ago.

•	Revenues grew 8% to $13.8 million.

•	Book value per share grew 12% to $15.82 and tangible book value grew 14% to $14.71 per share.

•	Northrim declared a $0.15 per share cash dividend, representing a 20% increase from the prior dividend and a 14% compounded annual growth rate since the company initiated dividend payments in 1995.

•	New checking accounts are growing as a result of the June 2005 introduction of our High Performance Checking (HPC) program for consumers, which helped boost demand deposits 5% and interest bearing demand deposits 10%.

•	The recent introduction of High Performance Checking for businesses will target new business deposits in 2007.

REVIEW OF OPERATIONS
Revenue (net interest income plus noninterest income) grew 8% to $13.8 million in the first quarter of 2007, compared to $12.7 million in the first quarter of 2006. Net interest income before the provision for loan losses grew 7% to $12.1 million in the first quarter from $11.3 million in the same quarter a year ago. Net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 6.04% in the first quarter of 2007, compared to 5.80% in the first quarter a year ago. “Yields on earning assets outpaced the growth in funding costs primarily due to the success of our High Performance Checking program. In addition, net recoveries of $160,000 in interest from non-accrual loans contributed to year-over-year margin growth,” said Joe Schierhorn, CFO.

Net interest income after the $455,000 provision for loan losses during the first quarter was $11.6 million, compared to $11.2 million a year ago.

Noninterest income increased 16% to $1.7 million, with contributions from affiliate services generating more than 40% of Northrim’s noninterest income. Purchased receivable income grew 36% to $427,000 and employee benefit plan income increased 49% to $257,000. ”The addition of these two complementary business services to our core banking business has been well received by our customers, and we believe that there are further opportunities for us to expand our fee-based business,” said Chris Knudson, Chief Operating Officer.

Operating expenses rose 12% in the first quarter of 2007 with compensation, internet banking and training costs accounting for the majority of the increase. In addition, the company incurred a $245,000 loss on one of its purchased receivable accounts, which was included in other expenses. Noninterest expense in the first quarter of 2007 was $8.9 million compared to $8.0 million in the first quarter a year ago. “Our operating costs reflect the investments we are making in building our management team and establishing a sales culture across our organization,” said Knudson. “Looking ahead, we are planning to relocate one of our Anchorage branches, and are looking at other expansion opportunities including a potential new branch in Fairbanks. We believe these investments in our franchise will be profitable in the long-term, although they will increase costs up front.” The efficiency ratio during the first quarter of 2007 was 64.01%, compared to 61.62% a year ago. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

BALANCE SHEET PERFORMANCE

Total assets continued to grow, reaching $911 million at March 31, 2007, compared to $867 million a year ago, with portfolio investments up 33% and purchased receivables up 27%.

The loan portfolio grew 1% to $720 million at March 31, 2007, from $716 million at March 31, 2006. Commercial loans, which account for 42% of the portfolio, posted modest growth and commercial real estate loans, which account for 33% of the portfolio, declined by 3 % from a year ago due to continued refinance activity. Consumer loans, which account for 6% of the portfolio, grew 17% compared to a year ago, as a result of the growth in consumer accounts from the HPC program.

Asset quality declined during the quarter as two large lending relationships moved into the 90-days past due category, bringing total nonperforming assets to 1.21% of total assets at March 31, 2007 as compared to 0.74% a year ago. “The seasonal nature of the Alaska economy was a contributing factor to the portfolio performance, and this winter was more difficult than last winter in terms of the real estate market. We are working with our borrowers to resolve these issues in a timely way,” said Joe Beedle, Executive Vice President and Chief Lending Officer. “We are well-secured on these nonperforming loans and believe the resolution process will yield positive results. We manage the risk associated with our market by maintaining solid reserves, utilizing our experienced management team, and quickly responding to potential problems.”

Nonperforming loans grew to $10.2 million or 1.42% of total loans, from $6.4 million, or 0.89% of total loans a year ago. At the end of the first quarter, nonperforming assets totaled $11.0 million, compared to $6.4 million, or 0.74% of assets at March 31, 2006. The allowance for loan losses increased to $11.9 million, or 1.65% of gross loans at quarter end, compared to $10.9 million, or 1.52% of gross loans, at March 31, 2006. Net charge-offs in the quarter were 41 basis points as a percentage of total loans , compared to recoveries of 6 basis points a year ago.

Total deposits increased 3% to $775 million at March 31, 2007, compared to $751 million a year earlier. Strong growth in money market balances and interest bearing demand deposits contributed to moderate growth in overall deposits. “Our High Performance Checking program helped build consumer accounts, contributing to a 5% increase in demand deposits, which were $185 million at quarter-end, versus $175 million a year ago. With the launch of HPC for businesses, we anticipate further growth in demand deposits,” said Knudson. Time deposits fell 1% and the Alaska CD balances dropped 6%.

Shareholders’ equity increased 13% to $97 million, or $15.82 per share, at March 31, 2007, compared to $86 million, or $14.11 per share, at March 31, 2006. Tangible book value per share at quarter-end was $14.71 compared to $12.91 a year earlier. All per share calculations reflect the 5% stock dividend paid on September 1, 2006.

Northrim BanCorp will hold its annual meeting on May 3 at 9:00 a.m. (AKDT) at the Hilton Anchorage Hotel. Shareholders, customers and interested investors are welcome to attend. For more information visit the company’s website at www.northrim.com.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC, and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Income Statement
(Dollars in thousands, except per share data)
	Quarter Ended March 31:
	2007	2006	% Change
(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$16,821	$15,276	10%
Interest on portfolio investments	1,007	529	90%
Interest on overnight investments	154	259	-41%
Total interest income	17,982	16,064	12%
Interest Expense:
Interest expense on deposits	5,429	4,396	23%
Interest expense on borrowings	450	369	22%
Total interest expense	5,879	4,765	23%
Net interest income	12,103	11,299	7%
Provision for loan losses	455	54	743%
Net interest income after provision for loan losses	11,648	11,245	4%
Other Operating Income:
Service charges on deposit accounts	504	484	4%
Purchased receivable income	427	313	36%
Employee benefit plan income	257	173	49%
Equity in earnings from mortgage affiliate	14	7	100%
Other income	460	451	2%
Total other operating income	1,662	1,428	16%
Other Operating Expense:
Salaries and other personnel expense	5,255	4,765	10%
Occupancy, net	698	641	9%
Equipment expense	342	341	0%
Intangible asset amortization expense	121	121	0%
Other expense	2,516	2,096	20%
Total other operating expense	8,932	7,964	12%
Income before income taxes and minority interest	4,378	4,709	-7%
Minority interest in subsidiaries	50	45	11%
Pre tax income	4,328	4,664	-7%
Provision for income taxes	1,599	1,769	-10%
Net income	$2,729	$2,895	-6%
Basic EPS	$0.44	$0.47	-7%
Diluted EPS	$0.44	$0.47	-6%
Average basic shares	6,144,114	6,109,522	1%
Average diluted shares	6,244,364	6,187,370	1%

Balance Sheet
(Dollars in thousands, except per share data)
March 31,		December 31,	March 31,	Annual
	2007	2006	2006	% Change

(unaudited)			(unaudited)	(unaudited)
Assets:
Cash and due from banks	$20,658	$25,565	$24,792	-17%
Overnight investments	21,937	18,717	12,400	77%
Portfolio investments	84,498	100,325	63,681	33%
Loans:
Commercial loans	300,804	287,155	296,384	1%
Commercial real estate	234,769	237,599	242,005	-3%
Construction loans	144,024	153,059	143,955	0%
Consumer loans	42,772	42,140	36,410	17%
Other loans	364	126	350	4%
Unearned loan fees	(2,589)	(3,023)	(3,018)	-14%

Total loans	720,144	717,056	716,086	1%
Allowance for loan losses	(11,853)	(12,125)	(10,870)	9%

Net loans	708,291	704,931	705,216	0%
Purchased receivables, net	20,365	21,183	16,044	27%
Premises and equipment, net	12,834	12,874	10,593	21%
Intangible assets	6,783	6,903	7,296	-7%
Other assets	35,799	35,122	26,622	34%
Total assets	$911,165	$925,620	$866,644	5%

Liabilities and Shareholders’ Equity:
Demand deposits	$184,653	$206,343	$175,319	5%
Interest-bearing demand	83,194	89,476	75,723	10%
Savings deposits	47,856	48,330	49,606	-4%
Alaska CDs	194,952	207,492	208,414	-6%
Money market deposits	168,867	157,345	144,781	17%
Time deposits	95,915	85,918	96,658	-1%

Total deposits	775,437	794,904	750,501	3%
Borrowings	8,602	6,502	5,488	57%
Junior subordinated debentures	18,558	18,558	18,558	0%
Other liabilities	11,802	10,209	6,209	90%

Total liabilities	814,399	830,173	780,756	4%
Minority interest in subsidiaries	18	29	23	-22%
Shareholders' equity	96,748	95,418	85,865	13%
Total liabilities and equity	$911,165	$925,620	$866,644	5%

Other Data
(Dollars in thousands, except per share data)
March 31,		December 31,	March 31,
	2007	2006	2006

(unaudited)		(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$6,435	$5,176	$4,980
Loans 90 days past due	3,679	708	1,396
Restructured loans	78	748	—

Total non-performing loans	10,192	6,632	6,376
Other real estate owned	829	717	—
Total non-performing assets	$11,021	$7,349	$6,376

Non-performing loans / portfolio loans	1.42%	0.92%	0.89%
Non-performing assets / assets	1.21%	0.79%	0.74%
Allowance for loan losses / portfolio loans	1.65%	1.69%	1.52%
Allowance / non-performing loans	116.30%	182.83%	170.48%
Loan (recoveries) charge-offs, net for the quarter	$727	$1,322	($111)
Net loan (recoveries) charge-offs / average loans, annualized	0.41%	0.16%	-0.06%
Capital Data (At quarter end):
Book value per share	$15.82	$15.61	$14.11
Tangible book value per share	$14.71	$14.48	$12.91
Tier 1 / Risk Adjusted Assets	13.29%	12.95%	12.08%
Total Capital / Risk Adjusted Assets	14.54%	14.21%	13.33%
Tier 1 /Average Assets	12.08%	11.71%	11.35%
Shares outstanding	6,116,729	6,114,247	6,084,188
Unrealized gain (loss) on AFS securities, net of income taxes	($173)	($287)	($600)
Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)	6.04%	6.11%	5.80%
Efficiency ratio*	64.01%	53.30%	61.62%
Return on average assets	1.23%	1.60%	1.36%
Return on average equity	11.47%	15.55%	13.69%
*excludes intangible asset amortization expense

Average Balances
(Dollars in thousands, except per share data)
March 31,		December 31,	March 31,	Annual
	2007	2006	2006	% Change

(unaudited)			(unaudited)	(unaudited)
Average Quarter Balances
Loans	$715,417	$703,678	$708,746	1%
Total earning assets	815,088	831,314	792,181	3%
Total assets	900,557	917,559	862,261	4%
Non-interest bearing deposits	180,054	198,193	176,453	2%
Interest bearing deposits	584,018	590,184	568,143	3%
Total deposits	764,072	788,377	744,596	3%
Shareholders' equity	96,512	94,149	85,733	13%